Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

U.S.A.

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

U.S.A.

China Renaissance Securities (Hong Kong) Limited
Units 8107-08, Level 81
International Commerce Centre
1 Austin Road West, Kowloon
Hong Kong

As representatives of the prospective underwriters

VIA EDGAR

November 16, 2020

Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate & Construction

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Mr. Ronald E. Alper

Re:	KE Holdings Inc. (CIK No. 0001809587) (the “Company”)
Registration Statement on Form F-1, as amended (File No. 333-250116)

Dear Ladies and Gentlemen:

We hereby join the Company’s request for acceleration of the above-referenced Registration Statement, requesting effectiveness at 4:30 p.m., Eastern Time, on November 18, 2020, or as soon thereafter as is practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that, through the date hereof, copies of the Company’s Preliminary Prospectus dated November 16, 2020 were distributed as follows: 520 copies to prospective underwriters, institutional investors, dealers and others.

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We have been advised by the prospective underwriters that they have complied and will continue to comply with the requirements of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

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Very truly yours,

Goldman Sachs (Asia) L.L.C.
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
China Renaissance Securities (Hong Kong) Limited

As representatives of the prospective underwriters

Very truly yours,

Goldman Sachs (Asia) L.L.C.

By:	/s/ Wei CAI
	Name:	Wei CAI
	Title:	Managing Director

[Signature Page to Acceleration Request]

Very truly yours,

Morgan Stanley & Co. LLC

By:	/s/ Robert Holley
	Name:	Robert Holley
	Title:	Vice President

[Signature Page to Acceleration Request]

Very truly yours,

J.P. Morgan Securities LLC

By:	/s/ Bianca Buck
	Name:	Bianca Buck
	Title:	VP TMT ECM

[Signature Page to Acceleration Request]

Very truly yours,

China Renaissance Securities (Hong Kong) Limited

By:	/s/ Ike Song
	Name:	Ike Song
	Title:	Managing Director

[Signature Page to Acceleration Request]